Exhibit 99.1

Ultralife Corporation Names Steven M. Anderson to Board of Directors

NEWARK, N.Y.--(BUSINESS WIRE)--April 16, 2010--Ultralife Corporation (NASDAQ: ULBI) announced that Brigadier General, US Army (Retired) Steven M. Anderson has joined its board of directors, effective April 13. General Anderson fills the vacancy on the board created by the retirement of General Daniel W. Christman on March 24.

General Anderson, 53, brings more than 31 years’ experience in US Department of Defense operations. Anderson, a career military officer, retired from active duty in November 2009. Most recently, he served on the Army Staff in the Pentagon as the Director, Operations and Logistics Readiness, Office of the Army Deputy Chief of Staff. Prior to that he served for five years as a general officer in the US Army, including 15 months as the senior US and coalition logistician in Iraq in support of Operation Iraqi Freedom. In that role, he succeeded in cutting costs through energy demand reduction and directed the US Army’s Rapid Equipping Force to bring the Closed Cell Spray Polyurethane Foam initiative to Iraq to improve the energy efficiency of temporary structures. He was also responsible for the development and execution of two key Iraqi business development/employment initiatives: the Iraqi Trucking Network and the Iraqi-Based Industrial Zone, both of which now employ many thousands of Iraqis. After retiring from the US Army, General Anderson was appointed chief operating officer of Synovision Solutions LLC, a Service-Disabled Veteran Owned Small Business specializing in unique applications of emerging technology, many central to innovative energy solutions.

General Anderson has spoken publicly on logistics and energy issues at conferences, military schools, and universities in the US, Korea, Iraq and Europe. His papers have been published by the Institute of Land Warfare (Association of the US Army), the Armed Forces Journal, Army Logistician, and others. Comprehensive briefings on “Top Ten Myths of the War in Iraq,” and “Strategic Logistics Lessons on the War in Iraq” have served as the basis of numerous speeches, articles, interviews, and blog postings. A 1978 graduate of the US Military Academy at West Point, Anderson earned a Bachelor of Science degree with a concentration in Mechanical Engineering. In 1987 he earned a Master of Science in Operations Analysis Engineering at the Naval Post Graduate School. He is a graduate of the Army War College and an honor graduate of the Marine Corp Command and Staff College.

John D. Kavazanjian, Ultralife’s president and chief executive officer, said, “On behalf of the board of directors, we welcome Steven to Ultralife and look forward to having the benefit of his diverse military background to support the growth of our government/defense business.”

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Julius Cirin, 315-332-7100
jcirin@ultralifecorp.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com